Exhibit 99.1

PFO Global Receives Additional $350,000 Investment from Hillair Capital

IRVING, TX--(Marketwired – September 20, 2016) - PFO Global, Inc. (OTC Pink: PFGB), ("PFO Global" or the "Company"), the innovative commercial provider of advanced prescription lenses and finished eyewear, as well as the exclusive distributor for Optima lenses in the USA, and major Optima brand supplier for North and South America, today announced, Hillair Capital Investments L.P. ("Hillair Capital") has invested an additional $350,000 in the Company.

On September 15, 2016, Hillair Capital and the Company entered into a securities purchase agreement for an additional aggregate of $392,000 in principal amount of an original issue discount senior secured convertible debenture, bringing Hillair Capital’s total holdings of senior secured convertible debentures to date to approximately $10 million in aggregate principal amount.

Matt Cevasco, President and CEO of PFO Global, Inc., stated "We're pleased that our financing partner Hillair Capital continues to support us through additional investments in the Company.  Our goal at PFO Global remains focused on providing the highest quality eyewear and lenses at the most competitive price points, while facilitating logistical efficiency via proprietary technology. I continue to believe there exists a timely opportunity to disrupt the current prescription lens retail market and highly fragmented global optical industry paradigm".

About PFO Global

PFO Global is an innovative commercial provider of quality lenses and prescription eyewear for eye care and optical professionals. With our unique blend of lens brands, easy-to-use online ordering portal, and fashion forward value eyewear packages, PFO Global offers our customers access to premium products and services at an affordable price point with the added efficiency needed to remain competitive in today's market. Our portfolio of products include: Complete Eyewear, SmartCalc™, Identity™/Acuity™ and Upgrade™ (Digital Free-Form Lenses), Optima-Resolution™ Distortion Free Polycarbonate Lenses, Hyper Index™ by ASAHI LITE and VITARIS™. For more information, please visit www.pfoglobal.com.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT INFORMATION

Jason Assad
PFO Global, Inc.
678-570-6791
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Media Relations:
PFO Global Inc.
Katherine Allen
866-996-7849 ext. 208
Email Contact